Exhibit 23.2

To the Board of Directors
Deli Solar (USA), Inc. and Subsidiaries


            Consent of Independent Registered Public Accounting Firm
                     Deli Solar (USA), Inc. and Subsidiaries


      We consent to the incorporation in the Registration Statement on Form SB-2/A for Deli Solar (USA), Inc. and its subsidiaries of our report dated March 22, 2005 on our audits of the financial statements of Bazhou Deli Solar Energy Heating Co., Ltd. as of December 31, 2004 and 2003 and for the years then ended, and our report dated March 16, 2006 on our audits of the consolidated financial statements of Deli Solar (USA), Inc. as of December 31, 2005 and 2004 and for the years then ended, which reports are incorporated in the Form SB-2/A.


/s/ Child, Van Wagoner & Bradshaw, PLLC
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Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah

June 28, 2006